EXHIBIT 23.3

CONSENT OF EXPERT

We hereby consent to the use of our name contained in the technical report entitled “Avino Silver & Gold Mines Ltd., Resource Estimate Update for the Avino Property, Durango, Mexico with an effective date February 21, 2018” by Tetra Tech Canada Inc. filed with the SEC on April 10, 2018, on Form 6-K and incorporated by reference to this Registration Statement, and to the reference of us as an expert in the prospectus, which is part of this Registration Statement.

Tetra Tech Canada Inc.

/s/ Hassan Ghaffari

Hassan Ghaffari, P.Eng.

Dated: August 21, 2018